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                                                                    Exhibit 4.40

                                    FORM OF
                                PROMISSORY NOTE
                                   Revolving


$___________________                                           [_______________]

     FOR VALUE RECEIVED, MCLEODUSA INCORPORATED, a Delaware corporation (the "Borrower"), HEREBY PROMISES TO PAY to the order of _____________________ (the "Lender"), the principal sum of _____________________________ DOLLARS
($_________), or, if less, the aggregate unpaid principal amount of the Revolving Loans (as defined in the Credit Agreement which is hereinafter defined; capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed thereto in the Credit Agreement) made by the Lender to the Borrower pursuant to the Credit Agreement, on the Revolving Maturity Date, together with interest on any and all principal amounts remaining unpaid hereunder from time to time outstanding. The unpaid principal amount hereof shall bear interest at a fluctuating rate per annum for the Revolving Loans evidenced hereby, as determined from time to time in accordance with the provisions of Credit Agreement; provided; however, that the following
                                --------  -------
occurrence and during the continuance of an Event of Default, the Borrower promises to pay the Lender interest on the unpaid principal amount hereof at the Default Rate. Prior to maturity, whether by acceleration or otherwise, accrued interest shall be payable at such times as set forth in the Credit Agreement. After maturity, whether by acceleration or otherwise, accrued interest shall be payable upon demand. Interest shall be computed as provided in the Credit Agreement. Both principal and interest are payable in lawful money of the United States of America to the Administrative Agent at 270 Park Avenue, New York, New York 10013, in immediately available funds. The Revolving Loan made by the Lender to the Borrower pursuant to the Credit Agreement and all payments on account of principal hereof shall be recorded by the Lender and, prior to any transfer thereof, endorsed on the Loan and Principal Payments Schedule attached hereto which is part of this Promissory Note. Amounts advanced hereunder may be repaid and reborrowed from time to time as provided for in the Credit Agreement.

     This Promissory Note is a Revolving Note referred to in, and is entitled to the benefits of, the Credit Agreement dated as of May 31, 2000 (as amended, supplemented, restated or otherwise modified from time to time, the "Credit Agreement") by and among the Borrower, the lenders party thereto (the "Lenders") and The Chase Manhattan Bank, as Administrative Agent for the Lenders (the "Administrative Agent") and the other Loan Documents, the terms, covenants, conditions, provisions, stipulations and agreements of which are made a part hereof to the same extent and with the same effect as if fully set forth herein. The Credit
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Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

     THE BORROWER HEREBY WAIVES PRESENTMENT, DEMAND, PROTEST OR NOTICE OF ANY KIND IN CONNECTION WITH THIS PROMISSORY NOTE.

     THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN THE MORTGAGES) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

     IN WITNES WHEREOF, the Borrower has duly executed and delivered this Promissory Note as of the date first written above.


                              MCLEODUSA INCORPORATED


                              By: _________________________________

                              Name: _______________________________

                              Title: ______________________________